Exhibit (c)(8)

EXPERT ADVISORS TO THE LNG AND NATURAL GAS INDUSTRIES www.poten.com

© POTEN & PARTNERS 2009 CONFIDENTIAL • Provide a high-level description of the FSRU market through 2035. This assessment will consider, to the extent feasible, the impact on the FSRU market of the Russian/Ukraine conflict and the requirement to reduce European dependency on Russian pipeline gas. The description will include our base, high and low forecast of the number of FSRUs that are likely to be employed worldwide and the type of projects in which they are likely to be employed. • Identify the segments of the FSRU market in which Höegh MLP is likely to compete and make a high-level assessment of the competitors that Höegh MLP is likely to face in seeking to secure new projects. We will provide base, high and low forecasts through 2035 of the number of additional FSRU projects that Höegh MLP could secure. • Provide base, high and low forecasts of annual FSRU charter rates for new vessels through 2035 based on our LNG supply and demand forecasts, scenarios for FSRU, FSU and LNG carrier requirements and drivers. • Provide base, high and low annual forecasts of long-term rechartering rates to 2035 for Höegh MLP’s current fleet for service as FSRUs and will provide a perspective on range of length of time expected to recharter an FSRU. We will analyze and explain the difference for divergence between these rechartering rate forecasts and the forecasted charter rates for new FSRUs per item 3 above. • Poten will comment on the technical feasibility of using the FSRUs in Höegh MLP’s current fleet as LNG carriers. Poten will provide base, high and low forecasted annual charter rates to 2035, taking into account the technical specifications of Höegh MLP’s assets, if they are so used as LNG carriers. • Poten will review and comment on the relevant assumptions in financial forecasts provided by management of Höegh MLP. • Poten will share views on how LNG carrier conversions to FSRUs will impact the supply / demand balance and resultant charter rates through 2035. • To the extent it is not covered in the preceding categories, Poten will provide estimated recharter rate, contract period and idle time for the FSRU Lampung in the event PGN were to terminate the contract today.

© POTEN & PARTNERS 2009 CONFIDENTIAL Š • Lampung FSRU • Cape Ann • Neptune • Höegh Grace • Höegh Gallant Š • Neptune is suitably equipped and able to be used as an FSRU Š • Each vessel is also addressed in separate sections of the report

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š • These include FSRU rates and employment prospects after the termination of current contracts. Š Š • Neither of these documents appears to include any impact of EEXI/CII requirements post 1/1/2023 Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š • However, X-DF and ME-GI are not propulsion systems used for FSRUs • DFDE/TFDE remain the propulsion system of choice for FSRUs due to their flexibility in meeting varying power demands associated with varying send-out rates. Š • A significant proportion of the existing LNGC fleet has similar boil off rates of 0.12% – 0.15% Š Š Š • The FSRU and LNGC markets are segmented with different rates applying based on size, propulsion and spec.

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š Š • All but three of the newbuilds are aged 15 years or less. Most vessels aged 15+ are conversions. • Around half of the newbuilds are 5 years old or less. Š • However, one vessel - LNG Vesta - is currently mooted for FSRU conversion by KARMOL. • Built 1994, 127,547m3 capacity.

© POTEN & PARTNERS 2009 CONFIDENTIAL Š • Cape Ann/Neptune lightweight at 31,676mt • Höegh Grace/Gallant lightweight at about 34,755mt • Lampung lightweight at about 33,957mt Š Š Š • Could reduce lead time for certain cryogenic equipment

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š • Steam turbine vessels make up 36% of the existing LNGC fleet • D/TFDE vessels account for 30% of the LNGC fleet • HMLP does not operate any steam turbine vessels Š • Speeds will be reduced (12 knots loaded, slower ballast speed?) or speed matched to boil off • Some vessels may become uneconomic to operate • Charterers likely to avoid STs based on lower CII ratings Š • Winter spot charter rates and term charter rates may be significantly higher, summer charter rates higher if STs are idled and available capacity cut • New builds unable to meet demand in short term

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š PGN FSRU Lampung is moored off southern Sumatra using a soft yoke tower mooring which connects the FSRU to a tower mounted on the seabed and permitting 360 degrees rotation of the FSRU so that it can always align with the prevailing metocean conditions. Š There are no limiting operational metocean conditions identified for send-out and the vicinity where it is moored is reasonably benign. Š Lampung FSRU send-out capacity is relatively low (360 mmscf/d) compared with many FSRUs which are typically in the 500 – 750 mmscf/d range, but a number have send-out capacities <400 mmscf/d. Š LampungL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š Š • Memoranda are notes pertaining to the vessel and can be removed when any conditions are complied with, or the memorandum is not longer valid. Š • Conditions of Class normally relate to damage or other matters that needs to be repaired or addressed within a stated period of time

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š Š ARTNERS 2 2 2 2 2009 TI I I IAL AL AL AL AL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š Š Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š • Engine is for propulsion to site only Š • A conventional FSRU capable of trading as an LNGC will have a manifold configuration of L-L-V-L-L to enable multiple loading arms to be connected. Š • A conventional FSRU capable of trading as an LNGC will normally have a loading rate in excess of 10,000m3/hr, and accept LNG in a STS operation at a transfer rate of 6,000 -8,000m3/hr dependent on vapor management Š • Normal laytime allowed for LNG loading or discharge is 36 hours. • A conventional FSRU capable of trading as an LNGC will typically have 2 cargo pumps per tank with capacities each in excess of 1,500m3/hr

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š • Limits options for future use and locations Š • Send out typically >500mmscf/d required in most locations, but may not always be fully utilized

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š • Hoegh have estimated $35 million and at least 2 months for this work. • Poten considers that the amount budgeted and time allowed is insufficient for the work that needs to be undertaken and suggests closer to $45 million and more likely 3-4 months Š • Additional manifold arrangements and increase in load/discharge rates would also be required to trade. Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š Š • Modifications would most likely not be required – similar level of usage as today • Mooring configuration has to be considered – water depth about 45m

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š • Memoranda are notes pertaining to the vessel and can be removed when any conditions are complied with, or the memorandum is not longer valid. Š • Conditions of Class normally relate to damage or other matters that needs to be repaired or addressed within a stated period of time

© POTEN & PARTNERS 2009 CONFIDENTIAL Š .. Š Š Š A A A A ART R RT RT RTNE N N N N TI I I I IAL AL AL AL AL ER 2 200 0 0 00 0 9 9 9 9 9 S S RS S

© POTEN & PARTNERS 2009 CONFIDENTIAL Š

© POTEN & PARTNERS 2009 CONFIDENTIAL x x x x x x

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š • This is lower than is typically the case for LNGCs (10, 12 or even 14,000m3/hr) Š • Typically, bulk discharge time is closer to 12 hours Š • An LNGC built at a similar time to Hoegh Grace will typically have main cargo pumps with a rated capacity in excess of 1,500m3/hr (more typically around 1,750m3/hr each) Š • In future, as carbon dioxide emissions reporting becomes significant, the service speed is unlikely to be an important consideration.

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š Š • However, the vessel is known to have experienced a technical problem with a cargo pump at the Futtsu LNG terminal in Japan in 1Q 2020 which resulted in a penalty of $11.016.75 from a 3.97 hour delay in discharge time.

© POTEN & PARTNERS 2009 CONFIDENTIAL x x x x x x

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š • This is lower than is typically the case for LNGCs (10, 12 or even 14,000m3/hr) Š • Typically, bulk discharge time is closer to 12 hours Š • An LNGC built at a similar time to Hoegh Grace will typically have main cargo pumps with a rated capacity in excess of 1,500m3/hr (more typically around 1,750m3/hr each) Š • In future, as carbon dioxide emissions reporting becomes significant, the service speed is unlikely to be an important consideration.

© POTEN & PARTNERS 2009 CONFIDENTIAL

Cape Ann & Neptune are SRVs

- Cape Ann and Neptune are designated as shuttle regasification vessels (SRVs) which can provide both transportation of LNG and regasification
  - Operated in this mode, the vessels require dry docking on a regular basis
- Designed with special features to allow them to connect to a sub-sea submerged turret mooring (STL) buoy located in deep water.
- The STL is connected to a high-pressure gas send out pipeline connection in the bottom of the ship and acts as both the mooring arrangement and pathway for discharge of regasified LNG to shore facilities.
- The STL allows the vessel to weathervane (rotate) around the buoy such that the SRV is always best orientated into the weather, balancing environmental forces acting on the vessel
- Cape Ann and Neptune are the only two LNG vessels fitted with an STL connection that are not operated by Excelerate.
  - The STL connection arrangement offers a significantly cheaper mooring solution in exposed locations or water depths of greater than about 35m
  - The vessels have dynamic positioning capability for use with picking up an STL connection in open water.
- STLs offer a relatively quick solution for LNG importation – reduced permitting requirements

POTEN & PARTNERS
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© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL x x x x x

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š 1 Ballast engine room tank port 2 Ballast engine room tank starboard 3 Aft peak tank 4 Double bottom/side tank 1P, 1S, 2P, 2S, 3P

© POTEN & PARTNERS 2009 CONFIDENTIAL Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š Š Š Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š ° • Vessel is only able to operate in closed loop heating system – suitable for cold water locations but consumes more fuel for cargo heating Š • When operating in N+1 configuration, send-out rate is 500mmscf/d Š Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š • The vessel has loaded at Idku in Egypt and discharged at Revithoussa in Greece. Currently at anchor outside port limits Malta after loading at Idku Š Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL x Midships draft not to exceed 12.4m x Minimum forward draft of 8.64m without limitation on ballast tank filling x If forward draft is <8.64m, vessel to take precautions to avoid slamming x Cargo tank filling limits not to be between 2.75m to 70% tank height in open water (Poten note - to minimize risk of sloshing damage to tanks) x Maximum allowable relief valve setting is 0.25 Bar x If cargo tanks 2-4 are empty, ballast level in ballast tanks must be to at least the level of the inner bottom x

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š ° • Vessel is only able to operate in closed loop heating system – suitable for cold water locations but consumes more fuel for cargo heating Š • When operating in N+1 configuration, send-out rate is 500mmscf/d Š Š • Class Records for Neptune do not record the vessel as having the higher 0.41 bar (41kPa) maximum allowable relief valve setting (MARVS) identified for Cape Ann in FSRU service. Š A A ART RT RT RT RTNE NE NE NE NERS RS RS RS R 2 2 2 2 200 00 00 00 009 9 9 9 9 TI IAL AL AL AL AL

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š • 3 months engineering and design work necessary to identify requirements • Cryogenic equipment lead times could be 15-18 months - Based on number of LNGCs under construction, overhang of shipyard orders and reduction in nickel availability from Russia • Conversion time of 3 months – extent of conversion and work required will depend on specification, LNG heating requirements and any other work such as replacement of obsolete/soon to be obsolete equipment (eg IAS, F&GD) • Mobilization to site Š • Upgrades will add more to the conversion cost Š Š • Loading LNG on mobilization voyage for commissioning terminal can advance charter income • Also eliminates gas up/cool down time/cost and STS transfer on arrival at site before commissioning Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š • The older the vessel, the higher the conversion costs, but cheaper the purchase price • End up with limited LNG capacity against current parcel sizes and major “surgery” required to convert and upgrade • Significant upgrades required in auxiliary systems – sewage systems, air conditioning, incineration, utilities, etc. Š Š Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š • Whether this time scale is still applicable to these projects if LNG prices increase significantly on supply shortages remains to be seen Š • Further accentuated by the cut in pipeline gas supplies to Bulgaria and Poland Š Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š • Only suitable for warm seawater conditions and has low send-out rate • Would require significant increase in regas capacity, LNG receiving rate, additional HP manifold for alongside mooring and full dry docking • Yard time minimum 2 months (more likely 3 months) • Positioning voyage to Europe (basis Malta, mid Mediterranean) would take 27 days at 10 knots (via Suez). ö ö

© POTEN & PARTNERS 2009 CONFIDENTIAL Š • Germany 3, Italy 2, France 1, Poland 1, Estonia 1 and Latvia 1 • Estonia is discussing “”sharing” an FSRU with Finland • Turkey and Greece may also need additional FSRUs • UK may need to reinstate the Teesport FSRU facility Š • 3 FSRUs known to have been taken, plus a regas barge – Golar Tundra purchased for use in Italy – Other FSRU charters being worked – Some charters apparently have potential break options at 5 years (with a penalty) Š • Newbuilds would take too long to come to market Š Š A A A ART RT RTNE NE NE N NERS S S S S 2 2 2 200 00 00 00 0 9 9 9 9 9 • Replacement vessels/cheaper charter rates may not be an option

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š • Permitting • Environmental restrictions • Equipment availability • EPC/Construction supervision (multiple construction projects in parallel) • Funding – shareholder criticism of financial institutions’ lending for oil and gas projects Š

© POTEN & PARTNERS 2009 CONFIDENTIAL

© POTEN & PARTNERS 2009 CONFIDENTIAL Š Š Š Š Š • If the dry dockings of these vessels is protracted, or there is any significant increase in dry dock scope or costs, Hoegh will be exposed to increased loss of hire and these increased costs. Š

© POTEN & PARTNERS 2009 CONFIDENTIAL Š

POTEN & PARTNERS

Brokers and advisors specializing in the energy and ocean transportation industries.



LNG AND NATURAL GAS ADVISORS CONTACTS

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